SUPPLEMENT (To Preliminary Prospectus Dated November 1, 2016)	Filed Pursuant to Rule 424(h) Registration File No. 333-206582-05

$599,684,000 (Approximate)

Morgan Stanley Capital I Trust 2016-BNK2
(Central Index Key Number 0001687374)

as Issuing Entity

Morgan Stanley Capital I Inc.
(Central Index Key Number 0001547361)

as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Bank of America, National Association
(Central Index Key Number 0001102113)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-BNK2

This is a supplement to, and supersedes any contrary information in, the preliminary prospectus dated November 1, 2016 (the “Preliminary Prospectus”). Defined terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

The cover of the Preliminary Prospectus is amended to include the following table at the bottom thereof:

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$599,684,000	100%	$599,684,000	$69,503.38

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

In addition, for the avoidance of doubt and notwithstanding anything to the contrary contained in any other materials relating to the offered certificates, including the Structural and Collateral Term Sheet dated the date hereof, distributions of principal to the Class A Certificates (other than the Class A-S Certificates) prior to the Cross-Over Date will be made first to pay principal on the Class A-SB certificates, until the certificate balance thereof is reduced to its scheduled planned principal balance, and second, to pay principal on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in that order, in each case until the certificate balance thereof is reduced to zero.

The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities

Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

The date of this Supplement is November 1, 2016.